Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Reports Second Quarter 2020 Business Update

Affirms Solid Operational Profitability in 2Q20

HOUSTON, June 25, 2020 - Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today provided an operational update on its business for the second quarter 2020 and noted significantly improving market conditions and operating trends in May and June-to-date when compared to March and April, 2020.

In late March, the company implemented major cost reductions as “shelter-in-place” orders dramatically curtailed operations and overall business levels.  All of the Company’s U.S. automotive retail dealership sales and service operations have been open since early May, with the exception of a small number of temporary facility closures due to instances of specific COVID-19 cases.  Since that time, revenues for new vehicle sales and service have increased at a much faster rate than associated costs.  As a result, U.S. operating profits are improving much faster than anticipated.

In the UK, all vehicle sales operations closed during the second half of March with showrooms only opening again on June 1, 2020.  Additionally, dealership service departments were closed in the second quarter until May 18, 2020, with the exception of selected dealerships, which had remained open for emergency service. Although this created a financial loss in the UK in April and May, used vehicle and service activity have dramatically improved in June, and we expect our UK operations to show a profit for the month.

The greatest challenge to dealership operations has been in the Brazilian market where Group 1 dealerships were closed most of the quarter with the final dealerships not reopening until mid-June. However, in some of the Company’s Brazilian markets, the virus has not yet reached its predicted peak.

The rebound in vehicle sales and service performance in the U.S. in May and June-to-date should enable the Company to offset the financial headwinds in the UK and Brazil in the second quarter to achieve substantial operational profits at the dealership level.  However, we would point out that there are potentially several non-recurring charges that will impact the quarter.  First, as was previously announced in April 2020, the Company incurred approximately $10.4 million of redemption costs associated with calling the Company’s 5.250% bonds.  In addition, the uncertain nature of the long-term impact of COVID-19 on the auto market, especially in the UK and Brazil, will trigger financial testing of certain intangible asset values, which could result in asset impairments also being incurred within second quarter 2020 GAAP financial results.  More details will be provided when the Company reports second quarter results, which is expected to occur as usually scheduled in late July 2020.

“The faster-than-expected recovery of the U.S. auto market combined with our timely and aggressive cost cuts across all three of our operating markets and at our headquarters will enable us to report a better-than-expected financial quarter on an operating basis.  Despite large revenue declines for the second quarter, we project new vehicle sales margin improvements and meaningful cost leverage to drive a significant level of corporate profitability.  Used vehicle sales are currently strong in both the U.S. and UK.  Although we are not yet back to pre-COVID-19 levels in new vehicle sales and service, we have seen continuing improvement in both areas since early May in the U.S. and since the beginning of June in the UK,” said Earl J. Hesterberg, Group 1’s president and chief executive officer.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

FORWARD-LOOKING STATEMENTS

Group 1 Automotive, Inc.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our strategic investments, goals, plans, projections and guidance regarding our financial position, results of operations, business strategy, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," "foresee," "may" or "will" and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, (i) our ability to retain key personnel, (j) the impacts of COVID-19 on our business, (k) the impacts of any potential global recession and (l) our ability to maintain sufficient liquidity to operate. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com